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                                                                  Exhibit (d)(v)


                           CAREY INTERNATIONAL, INC.
                           4530 Wisconsin Avenue, NW
                            Washington, D.C. 20016



                                        May 12, 2000



Mr. David H. Haedicke
Carey International, Inc.
4530 Wisconsin Avenue, N.W.
Washington, DC  20016

Dear Mr. Haedicke:

     The Board of Directors (the "Board") of Carey International, Inc. (the "Company") has determined that it is in the best interests of the Company and its shareholders for the Company to agree, as provided herein, to pay you termination compensation under the circumstances described below.

     The Board recognizes that the continuing possibility of a sale or change of control of the Company is unsettling to you. Therefore, these arrangements are being made to help assure a continuing dedication by you to your duties to the Company by diminishing the inevitable distraction to you from the personal uncertainties and risks created by a pending sale or change of control of the Company. In particular, the Board believes it important, should the Company receive proposals from third parties with respect to its future, to enable you, without being influenced by the uncertainties of your own situation, to assess and advise the Board whether such proposals would be in the best interests of the Company and its shareholders and to take such other action regarding such proposals as the Board might determine to be appropriate. The Board also wishes to demonstrate to executives of the Company that the Company is concerned with the welfare of its executives and intends to see that loyal executives are treated fairly.

     1. In view of the foregoing and in further consideration of your continued employment with the Company, the Company will pay to you, in the event that there occurs a Change of Control of the Company while you are employed by the Company, within ten (10) days following the Change of Control, the sum of Four Hundred Thousand Dollars ($400,000.00).
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Mr. David H. Haedicke
Page 2

     2. For purposes of this Agreement, "Change of Control" means (a) the acquisition by any person or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except for an employee benefit plan sponsored by the Company, of beneficial ownership (within the meeting of Rule 13(d)-3 promulgated under the Exchange Act) of twenty (20) percent or more of (i) the outstanding shares of common stock of the Company, or (ii) the combined voting power of the then outstanding voting securities of the Company that are entitled to vote generally in the election of directors, (b) individuals who, as of May 12, 2000, are members of the Company's Board of Directors or directors whose subsequent nomination or election was approved by a vote of at least a majority of such incumbents, but excluding any individual whose initial assumption of office occurs as a result of an actual or threatened solicitation to which Rule 14a -11 or Regulation 14A promulgated under the Exchange Act applies (or other actual or threatened solicitation of proxies or consents), cease for any reason to constitute a majority of the Board, or (c) approval by the Company's shareholders of a reorganization, merger, consolidation or share exchange, unless the holders of the Company's common stock immediately prior to the transaction own a majority of the votes entitled to be cast for the directors immediately following such transaction, or (d) approval of the Company's shareholders of a liquidation or dissolution, or a sale, lease, exchange or other disposition (in one transaction or a series of transactions) of all, or substantially all, of the assets of the Company.

     3. It is the intention of the Company and you that no payments by the Company to you or for your benefit under this Agreement or any other agreement or plan pursuant to which you are entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") relating to parachute payments. Accordingly, notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of Section 280G of the Code, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum which can be deducted by the Company. To the extent that payments exceeding such maximum deductible amount have been made to or for your benefit, such excess payments shall be refunded to the Company with interest thereon at the applicable Federal rate as determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be non-deductible to the Company by reason of the operation of Section 280G. To the extent that there is more than one method of reducing the payments to bring them within the limitations of Section 280G, you shall determine which method shall be followed, provided that, if you fail to make such determination within forty-five (45) days after the Company has sent you written notice of the need of such reduction, the Company may

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Mr. David H. Haedicke
Page 3

determine the method of such reduction in its sole discretion. If any dispute between the Company and you as to the amounts payable hereunder, or the method of calculating such amounts, cannot be resolved by the Company and you, either party after giving three (3) days written notice to the other may refer the dispute to an independent certified public accounting firm agreeable to both parties. The determination of such firm as to the amounts to be determined and the method of calculating such amounts shall be final and binding on both the Company and you. The Company shall bear the costs of any such determination.

     4. This Agreement shall be binding upon and inure to the benefit of you, your estate and the Company and any successor or assign of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by you. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

     5. Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, by courier, by facsimile, or sent by certified mail, return receipt requested, prepaid, to the addresses set forth below or such other address as either party may from time to time designate in writing to the other and shall be deemed given as of the date of the delivery if delivered by hand or by courier or, if mailed, three (3) days after the date of mailing.

If to you:

               David H. Haedicke
               c/o Carey International, Inc.
               4530 Wisconsin Avenue, N.W.
               Washington, D.C.  20016

If to the Company:

               Carey International, Inc.
               4530 Wisconsin Avenue, N.W.
               Washington, D.C. 20016
               Att.:  Chief Executive Officer

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Mr. David H. Haedicke
Page 4

     6. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to choice or conflicts of law principles.

     7. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     8. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which you may qualify. Amounts which are vested benefits or which you are otherwise entitled to receive under any plan or program of the Company at or subsequent to any Change of Control shall be payable in accordance with such plan or program unless required to be paid earlier in accordance with this Agreement.

     9. If you assert any claim in any contest (whether initiated by you or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay all reasonable legal fees and expenses incurred by you, so long as your claim is not frivolous.

     10. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representations.

     11. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one of such counterparts.

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Mr. David H. Haedicke
Page 5

     12. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     If you are in agreement with the foregoing, please so indicate by signing and returning to the Company the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement under seal between you and the Company.

                              Very truly yours,

                              CAREY INTERNATIONAL, INC.


                              By /s/ Don R. Dailey
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Agreed:

/s/ David H. Haedicke
------------------------
David H. Haedicke

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